As filed with the Securities and Exchange Commission on June 11, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WHEELS UP EXPERIENCE INC.

(Exact name of registrant as specified in its charter)

Delaware	98-1617611
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2135 American Way

Chamblee, Georgia 30341

Telephone: (212) 257-5252

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Wheels Up Experience Inc. 2021 Long-Term Incentive Plan

(Full title of the plan)

Matthew J. Knopf, Esq.

Chief Legal Officer

2135 American Way

Chamblee, Georgia 30341

Telephone: (212) 257-5252

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Steven Khadavi, Esq.

Heather M. Ducat, Esq.

Troutman Pepper Locke LLP

600 Peachtree Street, N.E., Suite 3000

Atlanta, Georgia 30308

Telephone: (404)-885-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Wheels Up Experience Inc. (the “Company”) has prepared this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register additional shares of the Company’s Class A common stock, $0.0001 par value per share (“Common Stock”), approved for issuance under the Wheels Up Experience Inc. 2021 Long-Term Incentive Plan, as amended and restated April 1, 2023 (as amended from time to time, including pursuant to Amendment No. 1 and Amendment No. 2 (as each term is defined below), the “Plan”). On April 24, 2025, the Company filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) a definitive proxy statement that included a proposal to adopt Amendment No. 2 to the Plan, dated March 26, 2025 (“Amendment No. 2”), to increase the aggregate number of shares of Common Stock available for awards made under the Plan by 30,000,000 shares of Common Stock and extend the termination date of the Plan to March 26, 2035. The proposal to adopt Amendment No. 2 was approved by the Company’s stockholders at the Company’s 2025 annual meeting of stockholders held on June 10, 2025. This Registration Statement registers the 30,000,000 additional shares of Common Stock available for issuance under the Plan.

The 30,000,000 additional shares of Common Stock available for issuance under the Plan registered pursuant to this Registration Statement are the same class as those registered on: (i) the Registration Statement on Form S-8, which was filed with the Commission on September 17, 2021 (File No. 333-259636) (with respect to the original Wheels Up Experience Inc. 2021 Long-Term Incentive Plan, dated as of July 13, 2021) (the “2021 Registration Statement”); (ii) the Registration Statement on Form S-8, which was filed with the Commission on June 1, 2023 (File No. 333-272347) (with respect to the Wheels Up Experience Inc. 2021 Long-Term Incentive Plan, as amended and restated April 1, 2023) (the “2023 Registration Statement”); and (iii) the Registration Statement on Form S-8, which was filed with the Commission on June 7, 2024 (File No. 333-280062) (with respect to Amendment No. 1 to Wheels Up Experience Inc. 2021 Long-Term Incentive Plan, as amended and restated April 1, 2023 (“Amendment No. 1”)) (the “2024 Registration Statement” and, collectively with the 2021 Registration Statement and 2023 Registration Statement, the “Prior Registration Statements”), in each case relating to the Plan. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated by reference except as modified, supplemented or superseded herein.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in this Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 11, 2025 (File No. 001-39541);

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2025 (File No. 001-39541);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 5, 2025 (File No. 001-39541);

•	our Current Reports on Form 8-K, filed with the SEC on March 11, 2025, April 25, 2025, May 1, 2025, June 3, 2025 and June 11, 2025 (in each case, excluding those portions furnished pursuant to Item 2.02 and Item 7.01 of Form 8-K, if applicable) (File No. 001-39541); and

•	the description of our securities contained in our Form 8-A12B (File No. 001-39541) filed with the SEC on September 21, 2020 as updated by Exhibit 4.22 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 11, 2025, including any other amendments or reports filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that are furnished, rather than filed, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K including exhibits related thereto or other applicable SEC rules) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Company. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s certificate of incorporation and bylaws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions), (4) for any transaction from which the director or officer derived an improper personal benefit or (5) for any action by or in the right of the corporation with respect to an officer. The Company’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on November 15, 2023, provides for such limitation of liability with respect to directors to the fullest extent permitted by the DGCL.

The Company entered, and expects to continue to enter into, indemnification agreements with its directors and executive officers. Each indemnification agreement provides for indemnification and advancement by the Company of certain expenses and costs, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, to the fullest extent permitted by the laws of the state of Delaware.

The Company maintains standard insurance policies that provide coverage to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and with respect to indemnification payments that the Company may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Documents
4.1	Amended and Restated Certificate of Incorporation of Wheels Up Experience Inc., filed on November 15, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 16, 2023)
4.2	Amended and Restated By-Laws of Wheels Up Experience Inc., effective as of November 15, 2023 (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K, filed with the SEC on March 7, 2024)
5.1*	Opinion of Troutman Pepper Locke LLP
23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm for Wheels Up Experience Inc.
23.2*	Consent of Troutman Pepper Locke LLP (included as part of Exhibit 5.1)
24.1*	Power of Attorney (contained on the signature page of this registration statement)
99.1	Wheels Up Experience Inc. 2021 Long-Term Incentive Plan, as amended and restated April 1, 2023, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 1, 2023)
99.2	Amendment No. 1 to Wheels Up Experience Inc. 2021 Long-Term Incentive Plan, as amended and restated April 1, 2023, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 7, 2024)
99.3	Amendment No. 2 to Wheels Up Experience Inc. 2021 Long-Term Incentive Plan, as amended and restated April 1, 2023, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 11, 2025)
107*	Filing Fee Table

*            Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chamblee, Georgia, on June 11, 2025.

WHEELS UP EXPERIENCE INC.

/s/ George Mattson
Name: George Mattson
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George Mattson, John Verkamp and Matthew Knopf, acting alone or together with another attorney-in-fact, acting as such person’s true and lawful attorney-in-fact and agent with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on the date indicated.

Signature	Capacity	Date

/s/ George Mattson	Chief Executive Officer and Director	June 11, 2025
George Mattson	(Principal Executive Officer)

/s/ John Verkamp	Chief Financial Officer	June 11, 2025
John Verkamp	(Principal Financial Officer)

/s/ Alexander Chatkewitz	Chief Accounting Officer	June 11, 2025
Alexander Chatkewitz	(Principal Accounting Officer)

/s/ Adam Zirkin	Chairperson of the Board	June 11, 2025
Adam Zirkin

/s/ Timothy Armstrong	Director	June 11, 2025
Timothy Armstrong

/s/ Alain Bellemare	Director	June 11, 2025
Alain Bellemare

/s/ Adam Cantor	Director	June 11, 2025
Adam Cantor

/s/ Andrew Davis	Director	June 11, 2025
Andrew Davis

/s/ Dwight James	Director	June 11, 2025
Dwight James

/s/ Daniel Janki	Director	June 11, 2025
Daniel Janki

/s/ Thomas Klein	Director	June 11, 2025
Thomas Klein

/s/ Zachary Lazar	Director	June 11, 2025
Zachary Lazar

/s/ Lee Moak	Director	June 11, 2025
Lee Moak

/s/ Gregory Summe	Director	June 11, 2025
Gregory Summe